Exhibit 99.6

Consent of Richard G. Hamermesh

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Amendment No. 1 to the Form S-4 filed by Rockwell Collins, Inc. (“Rockwell Collins”) with the Securities and Exchange Commission on January 9, 2017, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Rockwell Collins, effective upon completion of the merger as described in the Registration Statement.

/s/ Richard G. Hamermesh
Name:	Richard G. Hamermesh

Date: January 6, 2017